Supplement to Founders Agreement

Reference is made to that certain Amended and Restated Founders Agreement ("**Founders Agreement**") dated as of July 1, 2021 by and between **Sports Industry of India Inc.**, a Delaware corporation, EIN # 81-3957667 ("**SII**") and **Mobile Global Esports Inc.**, a Delaware corporation ("**MOGO**").

This Supplement to Founders Agreement (the "**Supplement**") is made on this 10th day of October, 2021, by and among SII, **EliteUniversal Sports Alliance India Private Limited**, a company duly incorporated under the laws of India having corporate identity number U92490PN2016PTC166347 ("**EUSAI**"), and **ESI Sports India Private Limited**, a company duly incorporated under the laws of India having corporate identity number U92419PN2016PTC167779 ("**ESI**") (hereinafter SII, EUSAI, and ESI are collectively referred to as "**Licensor**").

Licensor and MOGO are hereinafter each referred to as a "**Party**" and referred to collectively as the "**Parties**." The Founders Agreement, as supplemented by this Supplement, is collectively referred to herein as the "**Agreement**." Except as expressly set forth herein, terms defined in the Founders Agreement have the same meanings when used in this Supplement.

Whereas each of the companies included in Licensor is a company included in the definition of "SportsCo" in the Founders Agreement.

Whereas Licensor owns or Licenses the rights to certain Team Logos and Name and Likeness rights;

Whereas the purpose of this Supplement is to set forth the results of a negotiation between the Parties undertaken pursuant to Section 1.4 of the Founders Agreement pertaining to certain scheduled events, as described herein;

Now, Therefore the Parties hereby agree on the foregoing recitals and further agree as follows:

1. Certain Definitions:

"**AIU**" means The Association of Indian Universities, a society registered under the India Societies Registration Act, 1860.

"**Athlete**" means an individual who plays Esports on behalf of a Participating University or Participating University team, or who is a manager or coach for the foregoing individuals or a Participating University team.

"**Deductible Costs**" means all fees, costs and expenses actually paid by MOGO Group directly in connection with MOGO Products for: (i) organizing, staging, producing or promoting MOGO Games or other events for the Project, including MOGO Group's contribution to Venue Costs; (ii) creating, producing, recording or manufacturing any MOGO Content for the Project; (iii) Licensing or Distributing MOGO Games or MOGO Content, or otherwise generating Gross Receipts for MOGO Products, or to perform any obligations related thereto; (iv) as reimbursement for indirect overhead, twenty percent (20%) of the items in the foregoing clauses; (v) Athlete Royalties actually paid; (vi) investigating, prosecuting, defending, settling or resolving litigation or any actions by any Government department or agency pertaining to the Project; and (vii) collection of amounts due and payable. Deductible Costs do not include costs deducted in the computation of Merchandise Net Proceeds.

"**Distribute**" and "**Distribution**" means and includes all forms of transmitting, broadcasting or otherwise distributing, selling, transporting, displaying or exhibiting any form of tangible or intangible content, goods or services now known or hereafter devised, and advertising and promotion thereof.

"**Distribution Fee**" means twenty percent (20%) of MOGO Group's Gross Receipts from its exercise of rights to License or Distribute MOGO Content and its exercise of Sponsorship Rights.

"**Esports**" means a form of competition using video games. Esports often takes the form of organized, multiplayer video game competitions, individually or as teams. Players use computers, mobile devices or video

game consoles such as PS4, Xbox, or Nintendo to play against each other. Esports may be played virtually or before live audiences and may be Distributed by means of the Internet or other forms of Television.

"**Esports Game**" means any type of Esports game or similar event, whether physical, virtual or both, that includes players, Team Logos and/or Name and Likeness rights for which AIU or Participating Universities have granted Licenses or other rights to SII Group. Games may include competitive play, demonstration events and other forms of play.

"**Gross Receipts**" means the total of all non-refundable monies actually received by a MOGO Group from exercising Licensing, Distribution, or Sponsorship Rights Licensed to MOGO Group herein, excluding: (i) rebates, refunds, discounts and monies held as deposits and subject to refunds; (ii) sales tax, VAT or equivalent; (iii) credit card fees, PayPal fees and the like; and (iv) import or export duties, fees, costs or expenses and costs of currency conversion and transfer. Without limitation, Gross Receipts includes in person admission fees, registration fees, subscription fees, sponsorship revenue, advertising revenue, product placement revenue, concession revenue, in kind contributions and any other tangible, intangible or virtual benefit of value arising from or pertaining to MOGO Group's exercise of all or any rights in or pertaining to MOGO Products, including Licensing, Distribution and Sponsorship Rights with respect thereto. Gross Receipts do not include: (x) any corporate financings or any portion of any receipts fairly allocable to activities other than the Project; or (y) receipts from MOGO Merchandise included in the computation of Merchandise Net Proceeds.

"**Intellectual Property Rights**" means intellectual property rights recognized in any country or jurisdiction in the world, including, (i) patents, patent applications, patent disclosures, and rights of priority; (ii) trademarks, service marks, trade dress, trade names, Internet domain names, slogans, logos, and corporate names and registrations and applications thereof together with all the goodwill associated therewith; (iii) copyrights (registered or unregistered), moral rights, and copyrightable works and registrations and applications for the registration thereof; (iv) computer software, data, databases, and documentation thereof; (v) trade secrets and other confidential information including ideas, inventions (whether or not patentable and whether or not reduced to practice), know-how, negative know-how, research information, drawings, specifications, designs, plans, proposals, financial and marketing plans, employee information, customer and supplier lists, and related information and marketing materials; and (vi) all claims, causes of action and defenses relating to the enforcement thereof.

"Licensing," "**License**" and similar words means and includes all forms of lease and license of tangible or intangible goods, services, rights and content whether now known or hereafter devised, including Intellectual Property Rights and Distribution rights in MOGO Products and MOGO Merchandise and any advertising, endorsements, branding, co-branding, sponsorships, trademark use related thereto.

"Licensor Reimbursable Costs" means all fees, costs and expenses actually paid or reimbursed by Licensor for the following items, consistent with budgets mutually approved by the Parties: (i) Licensor's contribution to Venue Costs; (ii) lodging and transportation for the participation of Athletes from Participating Universities in MOGO Games; (iii) promotion directly related to the Project; (iv) compensation or other payments to Athletes for participating in the Project; and (v) creation of MOGO Content for the Project. Licensor may not deduct its general overhead costs. All amounts shall be net of any discounts and rebates and shall not include amounts paid for by Participating Persons or third Persons that are not reimbursed by Licensor.

"**Merchandise**" means (i) tangible, intangible and virtual products, goods and services, including products such a clothing, accessories, furniture, games, including online, mobile, social and wagering games of chance, skill or otherwise, and whether digital, virtual reality, board game, toys, dolls, souvenirs, art, digital and analog photographs, sculpture, pictures, non-fungible tokens, greeting cards; social media; sporting equipment and other goods and services; (ii) endorsements of the foregoing or otherwise, including endorsements of carnival games, cruise ship, live and multimedia stage, live arenas, concerts and sporting events, financial, business, commercial and artistic products or services, affinity programs, credit cards, travel services, and the like; and (iii) branding, co-

branding, and trademark use related thereto; but (iv) excluding MOGO Games and other live MOGO Group Esports events that are part of the Project, and MOGO Content.

"**Merchandise Net Proceeds**" means the total of all non-refundable monies actually received by Licensor from exercising Licensing, Distribution, or Sponsorship Rights in MOGO Merchandise, excluding: (i) rebates, refunds, discounts and monies held as deposits and subject to refunds; (ii) sales tax, VAT or equivalent; (iii) credit card fees, PayPal fees and the like; (iv) import or export duties, fees, costs or expenses and costs of currency conversion and transfer, (v) any corporate financings or any portion of any receipts fairly allocable to activities other than the Project, and (vi) all fees, costs and expenses actually paid or reimbursed by Licensor directly in connection with: (a) creating, producing or manufacturing any MOGO Merchandise; (b) Licensing or Distributing MOGO Merchandise; (c) collection of amounts due and payable, (d) Athlete Royalties actually paid for MOGO Merchandise, and (e) as reimbursement for indirect overhead, twenty percent (20%) of the items in (a), (b) and (c). Where the Distribution or License of MOGO Merchandise is combined with other brands, products, services or goods, Licensor shall allocate its receipts on a consistent basis.

"**MOGO Content**" means any live or recorded audio, visual, digital, analog, printed or other content recorded or created by MOGO Group or Licensor, or at their direction, that incorporates MOGO Games, Participating Persons, Team Logos and/or Name and Likeness for Athletes who participate in the Project, or otherwise uses rights Licensed to MOGO Group hereunder, including background materials, stories about specific Athletes, teams or fans, and audio and/or video recordings of Participating Persons and MOGO Games, regardless of how recorded and whether using technology now known or hereafter devised, or the use thereof, and any derivations, adaptations, compilations, remakes, edited versions, translations, treatments, novelizations, sequels, remakes, abridgements, new or updated editions, excerpts, trailers, collateral materials, advertising or promotion thereof. For clarity, in addition to all other requirements, MOGO Content must pertain to the Esports rights Licensed hereunder.

"**MOGO Game**" means an Esports Game undertaken by or on behalf of, or in cooperation with, MOGO Group that includes Participating Persons, Team Logos and/or Name and Likeness for Athletes who participate in the Project, or otherwise uses rights Licensed by SII Group or Athletes to MOGO Group hereunder. MOGO Games may include competitive play, demonstration events and other forms of play and may include Athletes playing as part of a Participating University team, and/or individually representing a Participating University, or otherwise by utilizing rights licensed from a Participating Person. A MOGO Game may include players who do not represent a Participating University. For clarity, in addition to all other requirements, a MOGO Game must pertain to the Esports rights Licensed hereunder.

"**MOGO Merchandise**" means Merchandise that recognizably includes, whether by name, as part of its advertising and/or promotion, or as the product, part of the product, embedded in the product, included in the design elements of the product, endorsing the product, good or service, or otherwise, imagery of MOGO Group, MOGO Games and/or MOGO Content. For clarity, in addition to all other requirements, MOGO Merchandise must pertain to the Esports rights Licensed hereunder.

"**MOGO Product**" means any MOGO Game or MOGO Content. MOGO Merchandise is not a MOGO Product.

"**Name and Likeness**" means an Athlete's name, sobriquet, photographs, caricatures, pseudonyms, actual or simulated likeness, voice, signature, biography and derivations thereof and all logos, trademarks, copyrights, trade names and other Intellectual Property Rights associated with the Athlete's name, voice, signature, likeness, or any of them.

"**Net Proceeds**" means the excess, if any, of cumulative MOGO Group Gross Receipts over the cumulative total of all MOGO Group Distribution Fees, Deductible Costs and Licensor Reimbursable Costs as of the date of an accounting report.

"**Participating Person**" means a Participating University, an Athlete, and any student, faculty member, other employees, alumni or fans of a Participating University in that capacity, rather than in their capacities as members of the general public.

"**Participating University**" means a college or university located in the Territory during the period that college or university has an agreement with Licensor that Licenses or grants to Licensor rights with respect to all or any of Esports, Team Logos, Name and Likeness rights or Sponsorship Rights.

"**Person**" means any natural individual, legal person, firm, corporation, limited liability company, limited partnership, association, trust, charity, government department, agency, unit or other entity, or any other group or entity.

"**Project**" means the Parties' efforts pursuant to this Supplement relating to MOGO Products and MOGO Merchandise.

"**Responsible Officers"** means individuals with the authority to bind the respective Parties. Until further Notice, the Responsible Officers are the individuals specified below the Parties' signatures.

"**Rule**" means any applicable law, rule, regulation, court order, or other provision, order, decree, judgement or equivalent with the force of law.

"**Sponsorship Rights**" means the right to seek and secure revenues for or related to MOGO Products or MOGO Merchandise from advertisers, marketing partners, promotion partners, cross-promotion partners, endorsements, Name and Likeness rights, regardless of the format or form in which the foregoing is delivered and whether now know or hereafter devised and regardless of whether the foregoing appears in, adjacent to, or separate from MOGO Products or MOGO Merchandise.

"**Team Logos**" means the audio and/or visual name(s), web address/URLs, logo(s), mascot(s), designs, social media platforms and similar designs and elements now known or hereafter created associated with a Participating University and/or its sport program or teams.

"**Television**" means and includes all forms of technology now known or hereafter devised by which end users can hear audio and/or see visuals with or without a display device, including television sets, radio, computers, mobile devices, sonic projection and other forms of projection, and including broadcast, satellite, cable, streaming, Internet, computer, download, DVD, Blu-ray, flash drive, MP3, whether on a free, pay or pay-per-view basis, any form of on-demand services and including any enhanced and interactive coverage, with or without user interface, on a linear, on-demand or other basis and other systems now known or hereafter devised, in all languages including the right to film, videotape, otherwise record, reproduce, translate, adapt, copy or edit in any manner, or otherwise use, License or Distribute MOGO Content an unlimited number of times, for exploitation on land, air or high seas, whether live, near-live or delayed, including highlights, clips or stills and in all languages, including dubbing and sub-titling rights.

"**Territory**" means Bangladesh, Bhutan, India, Nepal and Sri Lanka.

"**Venue Costs**" means fees, costs and expenses paid for or reimbursed by a Party for venues and related facilities pursuant to Sections 6.6 and 8.5.

2. License to MOGO Group:

2.1. Grant of License. With respect to Participating Universities, on the terms and conditions set forth herein, to the extent Licensor has or acquires the following rights and during the period Licensor has such rights and subject to any limitations or exceptions in the rights granted to Licensor of which Licensor notifies MOGO, SII on its behalf and on behalf of Licensor hereby Licenses to MOGO:

2.1.1. During the Term, (i) except as set forth herein, the exclusive, worldwide right and License to develop, organize, create, record, finance, manufacture, License, Distribute, advertise and promote (x) Esports

Games, and (y) Television content in all languages based on or incorporating MOGO Games, and (ii) solely with respect to MOGO Products and Licensing, Distribution, advertising and promotion of MOGO Products, the worldwide non-exclusive right in all languages to use Team Logos and Name and Likeness rights, each by all means whether now known or hereafter devised, and including the right to provide hosts and commentators with respect thereto. Each initial use of Team Logos and Name and Likeness will be subject to Licensor's approval.

2.1.2. During and after the Term in perpetuity, the exclusive right to create derivations, adaptations, compilations, remakes, edited versions, translations, treatments, novelizations, sequels, remakes, abridgements, new or updated editions, excerpts, trailers, collateral materials, advertising and promotions based on or incorporating MOGO Content created during the Term. All such versions are included in the definition of MOGO Content.

2.1.3. During and after the Term in perpetuity, the exclusive, worldwide right and License to License, Distribute, advertise, and promote MOGO Products and to and exercise Sponsorship Rights with respect thereto, by all means whether now known or hereafter devised. Each initial use of Team Logos and Name and Likeness will be subject to Licensor's approval.

2.1.4. During and after the Term, the non-exclusive right to use Team Logos and Name and Likeness for Athletes who participate in the Project: (i) globally and in all languages to promote MOGO Merchandise manufactured during the Term; and (ii) solely for corporate activities for which there is no charge to users, in MOGO Group corporate websites, investor relations and similar corporate activities of MOGO Group to promote MOGO Group. Each initial use of Team Logos and Name and Likeness will be subject to Licensor's approval.

2.2. Clarifications. Notwithstanding anything to the contrary:

2.2.1. MOGO Group's rights to use Team Logos and Name and Likeness rights will be subject to Licensor having or obtaining the right to grant such rights hereunder to MOGO Group. Licensor has not Licensed to MOGO Group and shall not be deemed to License to MOGO Group any rights it does not have or obtain from the AIU or Participating Persons, provided that Licensor will use best efforts to acquire all rights described in this Supplement and will cooperate with MOGO Group to develop and implement a plan for doing so. If MOGO Group does not obtain, or is notified that AIU or a Participating Person has terminated or limited that Person's grant of rights to Licensor, Licensor shall notify MOGO and MOGO Group shall thereafter exclude any Team Logos or Name and Likeness in accordance therewith, provided that no such termination or limitation shall require MOGO Group to edit existing MOGO Content already produced, or to cease manufacturing, Distribution or Licensing thereof or of MOGO Merchandise that includes the prohibited Team Logos or Name and Likenesses. It is not a breach of this Agreement if Licensor fails to so Notify MOGO, but MOGO Group will not be liable for any acts or omissions that arise from Licensor's failure to Notify MOGO.

2.2.2. The rights granted to MOGO Group do not include competitions between India teams and Pakistan teams, though there is no prohibition on MOGO Group Esports competitions including Indian and Pakistani residents or citizens. Licensor has Licensed to Esports Exclusive Inc., a Delaware corporation ("**ESE**") Esports rights pertaining to inter-collegiate competitions between India and Pakistan. Licensor has endeavored to avoid any conflict in rights and there may be an opportunity for MOGO Group and ESE or its subsidiaries to collaborate. It is not a breach of this Agreement for ESE to exercise rights Licensed by Licensor and Licensor is not liable if ESE exceeds the scope of the rights Licensed to it by Licensor.

2.2.3. Nothing herein prohibits Licensor from using, Licensing, or granting similar rights for competitive or non-competitive Esports games or tournaments to be transmitted or streamed by brand-name networks, such as Sony Ten, NEO Sports, ESPN, DSport, DDSports, Star Sports, Fox Sports, Netflix, youtube.com, twitch.com or other identifiable linear or streaming networks.

2.2.4. Nothing herein prohibits Licensor from using, Licensing, or granting online rights, gaming rights or similar rights, including Esports rights, pertaining to virtual play of live sporting events or virtual play of

sporting events by avatars representing actual athletes who play sports for teams organized by universities that work with Licensor, or by Licensor or third Persons in collaboration with, or as Licensees of, such universities or Licensor.

2.2.5. This Supplement is not intended to restrict the use of Team Logos of any Person or Name and License rights of any Person from and after the date on which such Person ceases to be a Participating Person hereunder. Nothing in this Agreement restricts Licensor's rights to use Team Logos or Name and Likeness rights in its other business activities or to License or Distribute Team Logos or Name and Likeness rights with respect thereto.

2.3. Sponsorship Rights. MOGO Group may exercise Sponsorship Rights with respect to MOGO Products. Sponsorship Rights with respect to Merchandise, including MOGO Merchandise, are reserved by SII Group.

2.4. MOGO Content. The License hereunder to MOGO Group for MOGO Content is limited to MOGO Content that incorporates, or is based on MOGO Games, or background stories of MOGO Games or the Athletes who participate therein, or the advertising or promotion thereof.

2.5. Sublicensing. MOGO Group may directly exercise all or any of the rights Licensed or granted to MOGO Group hereunder, or may authorize some or all such rights to be exercised by its Licensees, Distributors, sub-Distributors and other designees. MOGO Group shall be entitled to enter into any arrangement or agreement for sub-licensing of any of its rights under this Supplement. MOGO Group shall procure that any Person to whom it sublicenses rights shall use or exploit the relevant rights in a manner that is consistent with and in compliance with this Supplement. Notwithstanding the foregoing, MOGO Group shall at all times during the Term remain liable to Licensor in respect of all its obligations under this Supplement, as well as for the acts and/or omissions of any sublicensee. The Parties acknowledge that MOGO Group may sublicense rights hereunder to one or more of its subsidiaries in India and that each such subsidiary will be liable to Licensor for its acts and omission and MOGO Group shall remain liable to Licensor for all acts and omissions of its subsidiaries.

2.6. Exceptions. Though Licensor will use best efforts to obtain the rights described herein from colleges and universities within the Territory and from Persons associated with Participating Universities, Licensor makes no representation or warranty that it will be successful in that effort or that Participating Persons will grant to Licensor all or any of the rights described herein, or that any grants might not be limited in scope or duration. Without limitation, the rights licensed to Licensor by AIU are subject to the rights of certain universities who are members of AIU to limit their participation in such license and activities. Licensor will advise MOGO of any material limitations in the scope or term of rights pertaining to any Participating Person and MOGO Group will be subject thereto as provided for herein. Licensor's failure to Notify MOGO is not a breach, but MOGO Group will not be responsible for information it does not know.

2.7. Licensor's Reserved Rights. Notwithstanding anything to the contrary in this Supplement, as between the Parties, any rights owned or hereafter acquired by Licensor and not specifically Licensed or otherwise granted by Licensor to MOGO Group hereunder are reserved by and owned by Licensor and may be used by Licensor as it so elects, other than as prohibited by this Agreement.

2.8. License Back to Licensor. MOGO Group Licenses to Licensor the right globally and in all languages to use excerpts from MOGO Content, each not to exceed five (5) minutes in running time for audio and/or visual content, or 5,000 words for print or digital content in Licensor corporate websites, advertising, promotion, investor relations and similar corporate activities of Licensor and Licensor's corporate affiliates to promote Licensor, Participating Universities, Participating Persons, directors, officers, and investors in Licensor and Licensor's strategic relationships. MOGO Group will cooperate to deliver any elements pertaining to the foregoing required by Licensor.

2.9. Archival Use. If requested to do so by Licensor, at Licensor's cost, MOGO will deliver high resolution copies of MOGO Content to Licensor for archival use only by Licensor, provided Licensor may utilize its archive to create excerpts for use pursuant to Section 2.8 hereof.

3. Athletes: The Parties acknowledge that in connection with securing Name and Likeness Rights, Licensor may become obligated to pay a royalty to Athletes (the "**Athlete Royalty**"). MOGO Group shall regularly advise SII of Athletes who are participating in MOGO Products. SII will advise MOGO of any Athlete Royalties payable with respect to such Athletes. MOGO Group will fully perform all obligations with respect to Athlete Royalties of which it is advised by SII with respect to its use of Name and Likeness rights of such Athletes in MOGO Products and Licensor shall perform such obligations with respect to MOGO Merchandise. As described below, at SII's election, MOGO Group will pay Athlete Royalties directly to Athletes or to SII, or its designee and in such event, SII or that designee will be responsible for the payment of the required amounts to Athletes.

4. Intellectual Property Rights:

4.1. Ownership by Licensor. As between the Parties: (i) Licensor owns all Team Logos and Name and Likeness rights, including all Intellectual Property Rights therein, and the foregoing may not be used by MOGO, except as expressly authorized in this Agreement or by Licensor; (ii) Licensor shall have the exclusive right to apply for and register in its name all trademark and tradename registrations, copyright protection and any other registrations and Intellectual Property Rights relating to Team Logos and Name and Likeness rights; and (iii) Licensor owns all rights pertaining to MOGO Content it creates and MOGO Merchandise, subject to MOGO Group's ownership of its Intellectual Property Rights used therein.

4.2. Ownership by MOGO. As between the Parties: (i) MOGO Group owns all technology, templates and creative formats and methods it creates, including all Intellectual Property Rights therein, and may utilize the foregoing as it elects in its sole and unfettered discretion, excluding only in violation of this Agreement; (ii) subject to Licensor's ownership of Team Logos and Name and Likeness rights, MOGO Group owns the Intellectual Property Rights in MOGO Content; and (iii) MOGO Group shall have the exclusive right to apply for and register in its name all trademark and tradename registrations, copyright protection and any other registrations and Intellectual Property Rights relating to the foregoing.

4.3. Team Logos. As between the Parties, Licensor reserves all rights to License, manufacture and Distribute Merchandise that includes Team Logos and Name and Likeness.

4.4. Ownership of Contributions. Subject to Licensor's reserved rights in Team Logos and Name and Likeness rights, MOGO Group's License back to Licensor set forth in Section 2.8 and Licensor's archival rights in Section 2.9, Licensor hereby non-exclusively Licenses and agrees to non-exclusively License any contributions to MOGO Content made by Licensor or by its personnel or on its or their behalf to MOGO Group, including the right for MOGO Group to copyright and trademark such work in its name when used in MOGO Content. Upon request by MOGO, whether during the Term or thereafter, Licensor shall do any and all things which MOGO may deem useful or desirable to establish or document MOGO Group's rights therein. Notwithstanding the foregoing, Licensor reserves the right to also utilize, copyright and trademark its contributions for other uses thereof outside of the Project, provided the foregoing does not confer on Licensor any right to violate any prohibitions regarding Licensor's involvement in Esports contained in this Agreement. MOGO Group similarly hereby non-exclusively Licenses to SII the right to use its logos, names, trademarks and other contributions and the contributions of its personnel to MOGO Content created by SII and to MOGO Merchandise.

4.5. Registration. The Parties will mutually agree on a plan to ensure that Intellectual Property Rights are adequately protected.

4.6. Certificates. The Parties and each Person associated with the Parties shall execute and deliver to the other Party certificates of authorship and releases with respect to their contributions to Team Logos, MOGO Content and any other Intellectual Property Rights of the other Party, and such other documents as the Party owning the applicable Intellectual Property Rights may from time to time request, in order to better evidence the

foregoing, but neither such a request nor the failure to execute any such certificate or release shall be deemed a derogation or limitation of any rights the Party owning the applicable Intellectual Property Rights may enjoy with respect to the said contributions. If any such Person fails to execute a certificate or release after request from Licensor to do so, then solely for that purpose, each Party and each Person associated with that Party hereby irrevocably appoints the chief financial officer and chief lawyer of the Party owning the applicable Intellectual Property Rights as "attorney-in-fact" with the right to execute and deliver such certificate or release on behalf of that Person during and after the Term.

4.7. Termination of Term. As between the Parties, no termination or expiration of the Term or this Supplement will affect either Party's ownership of all Intellectual Property Rights. No termination or expiration of the Term or this Supplement will affect MOGO Group's ownership of all Intellectual Property Rights in its technologies.

5. Certain Covenants:

5.1. No Interference. MOGO represents, warrants, covenants and agrees that it shall not, and it shall not permit any subsidiary of MOGO to: (ii) endeavor to exercise any Licenses or rights hereunder for any purpose other than to further the MOGO Products for Esports; (iii) interfere in Licensor's relationship with Participating Universities; (iv) make any claim again any Participating University, without SII's prior written approval thereof; or (v) interfere in Licensor's exercise of its rights. MOGO understands and agrees, and shall cause each of its subsidiaries to execute a document in favor of Licensor by which it understands and agrees that: (x) all rights Licensed or granted hereunder by Licensor are without prejudice to Licensor's right to itself exercise or to License or grant to a third Person rights, except as expressly limited by this Agreement; and (y) Licensor is the sole owner of the Team Logos.

5.2. Restrictions. MOGO Group shall not, directly or indirectly, except on behalf of, or at the request of, or with the approval of, SII: (i) employ or solicit the employment of any Person who is then, or has been within six (6) months prior thereto, an employee of, or advisor to, Licensor, or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships of Licensor with any vendor, customer, client, partner, employee, licensee, Licensor, consultant or supplier to Licensor. The Parties acknowledge that MOGO Group may engage in activities with one or more of the same Persons with respect to its business activities and no such action is a breach of this Agreement. The foregoing contractual restrictions are in addition to, and not in limitation of, any Party's rights pursuant to applicable law with regard to the commercial activities, contracts and relationships of the other Party.

5.3. Licensor's Approvals.

5.3.1. Except as set forth herein, Licensor shall exercise its consent, approval and similar rights reasonably and not for the purpose of frustrating MOGO Group's performance or exercise of its rights hereunder. The principal bases that would make a disapproval reasonable are that the matter to be approved violates or likely violates Licensor's obligations to others, or is materially inconsistent with Licensor's use of the same Team Logos or Name and Likeness, or could subject Licensor to potential liability or a material disruption of its relationship with the AIU, similar organizations or Participating Universities. If Licensor declines to consent or approve of a matter hereunder, Licensor shall provide specific reasons therefor and shall cooperate with MOGO to remedy the matter.

5.3.2. If Licensor does not respond by Notice to a Notice from MOGO seeking approval or consent within ten (10) business days after receipt of MOGO's request (which period may be shortened by MOGO in its Notice to not less than three (3) business days for an urgent third-party deadline), the approval or consent shall be deemed to be irrevocably given by Licensor. MOGO Group is not required to seek Licensor's approval for a substantially similar use of Team Logos or Name and Likeness within three (3) years after the approval. Excluding any waivers or approvals that pertain to the termination or expiration of the Term, an approval once given may not be withdrawn unless there is a material change in Licensor's legal rights with respect thereto.

5.4. Piracy. The Parties will take all necessary steps as required to restrict and limit any violation of the Parties' Intellectual Property Rights, particularly with respect to Merchandise that includes Team Logos.

5.5. Merchandise. In connection with significant events organized by MOGO Group, if requested to do so by MOGO Group with sufficient advance Notice, Licensor will cooperate with MOGO Group to provide MOGO Merchandise and Team Logos for display. MOGO Group shall pay for such Merchandise at a thirty percent (30%) discount to established wholesale prices, as well as freight and storage thereof. MOGO Group will pay Licensor its cost for any other displays of Team Logos. MOGO Group may sell such Merchandise on site and online and may retain the retailer's profit for doing so, without any obligation to account to Licensor.

6. Certain Joint Obligations:

6.1. Promotion. Subject to MOGO Group's primary responsibilities as described in Section 7, both Parties shall promote and grow awareness of the Project, Team Logos and Participating Persons. As between the Parties, Licensor will be responsible for liaising with Participating Persons and Government, sports and non-profit organizations pertaining to Participating Persons, with respect to such plan. From time-to-time Licensor may request MOGO Group to participate in, or support events in coordination with, other sports and promotion events undertaken by Participating Universities, including field days and similar events. MOGO Group shall endeavor to do so, subject to financial, logistic and timing constraints.

6.2. Sponsorship Rights. MOGO Group shall consult with Licensor regarding its exercise of Sponsorship Rights for three purposes: (i) to minimize any conflicts with Licensor with respect to Licensor's reserved rights; and (ii) to facilitate potential joint efforts; and (iii) to consider whether MOGO Group should engage Licensor to assist MOGO Group with regard to MOGO Group's exercise of its Sponsorship Rights and the term thereof.

6.3. Scholarships. The Parties will cooperate to develop and administer scholarship and support programs for the Participating Universities and potentially other Participating Universities.

6.4. Nature of MOGO Games. As between the Parties, after consultation with MOGO, acting reasonably, Licensor shall have the right to select the Participating Universities and Athletes for each MOGO Game and promotional event and, as between the Parties, Licensor will have the right to select any other players.

6.5. Schedules. In consultation with Licensor, MOGO Group shall develop a schedule for MOGO Games and promotions related thereto, with the goal of completing the schedule no later than ninety (90) days prior to the commencement of each MOGO Game event and reasonable advance Notice for promotional events.

6.6. Venues and Related Facilities. Licensor represents that pursuant to its agreements with the AIU and its standard agreement with Participating Universities, Participating Universities are required to advance the costs for venues and related facilities described in Section 8.5. If that occurs, Licensor itself will not be advancing such costs for Participating Universities and such costs will not be included in the computation of Licensor Reimbursable Costs. In the event Participating Universities fail to provide such venues and facilities or otherwise advance such costs, or with respect to other Participating Universities that may not be required to advance such costs or otherwise may not do so, Licensor may elect to otherwise procure the venues and advance the costs. If and to the extent the Participating Universities or Licensor do not provide the venues and related facilities described in Section 8.5, the Parties will cooperate to modify and reduce the requirements described in Section 8.5 to facilitate alternative arrangements and to seek alternative venues and financing for such Venue Costs on mutually acceptable terms, with the Parties' intention being that unless a Party lacks the financial ability to perform, any such remaining costs will be funded sixty percent (60%) by MOGO Group and forty percent (40%) by Licensor. If the foregoing does not resolve the matter, the Parties acknowledge that one or more MOGO Games may be canceled.

6.7. Rosters. Licensor shall endeavor to ensure that not less than fourteen (14) days prior to each MOGO Game, each Participating University provides MOGO Group with a complete roster of Athletes who comprise its team for that MOGO Game, including an alternate for each proposed player.

6.8. Communications with Participating Persons. The Parties will develop procedures that permit MOGO Group to communicate directly with Participating Persons to provide information regarding registration and participation in MOGO Games and other MOGO Group events so that MOGO Group is able to develop player lists.

6.9. Reports and Access. The Parties will regularly consult regarding the Project and shall endeavor to agree on processes that advance the Project. Each Party will provide to the other timely information appropriate to the success of the Project, including: (i) Licensor shall provide a regularly updated list of Participating Universities; (ii) Licensor shall periodically provide a report on its activities to expand the number of Participating Universities; (iii) MOGO Group shall provide comprehensive statistics available to MOGO Group regarding the level of participation and support for MOGO Games and statistics for comparative purposes; and (iv) MOGO Group shall periodically provide a report its activities to expand the Project and its overall business. MOGO has the right to inspect and copy Licensor's agreements with Participating Universities and Athletes to the extent that these pertain to the rights Licensed to MOGO Group hereunder.

7. Certain MOGO Obligations:

7.1. Participant Requirements. In consultation with Licensor, MOGO Group shall develop "**Participant Requirements**" which shall consist of two principal sections: (i) rules of play, including minimum standards required to be met by each Participating University and player, subject to Licensor's approval, and (ii) a Code of Conduct covering ethical, privacy and legal matters, which shall be subject to Licensor's approval in its sole and unfettered discretion. The Parties acknowledge that the requirements for play-offs or special MOGO Games may exceed the requirements for regular play. Subject to prior consultation with Licensor, MOGO Group may amend and update the Participant Requirements from time to time, subject to the same rights of Licensor to mutually approve the changes. Two critical elements of the Participant Requirements are that: (i) each Participating Person will utilize, display and promote the brands, products, services, goods and other sponsors of the Project; and (ii) each Participating Person will not in connection with any Esports publicly utilize or promote other brands, products, services, goods or other sponsors, it being a key purpose of this Supplement and the Project that MOGO Group is seeking sponsors of brands, products, services and goods to be used by players and Participating Universities, particularly in and in connection with MOGO Games and other Esports events as a means of generating Gross Receipts hereunder.

7.2. Functions. As between the Parties, except as expressly set forth herein, MOGO Group is solely responsible for executing the business plan, including creating, producing, recording, Licensing and Distribution of MOGO Games, MOGO Content and for all advertising, promotion and other activities related to the development, execution, marketing and success of the Project. MOGO Group may delegate these functions to others, provided that MOGO Group instructs the third Persons to comply with the relevant provisions of this Supplement and remains liable to Licensor for the performance of third Persons.

7.3. MOGO Games. MOGO Group shall have the right and subject to Licensor's performance of its obligations hereunder, the obligation to organize and conduct MOGO Games, including individual games, series and play-offs between Participating Persons. Such MOGO Games may include teams or players who do are not associated with Participating Universities. In such event, the receipts and expenses derived therefrom will be allocated on a reasonable basis between Net Proceeds and receipts and expenses that are not allocable to the Project.

7.4. MOGO Content. MOGO Group shall have the right, but not the obligation, to produce Television versions, promotional content and other MOGO Content with the goal of increasing the value of MOGO Games, MOGO Content and generating Net Proceeds for the Parties. MOGO Group's responsibilities include all creative, technical, production, Licensing and Distribution of MOGO Content, including the providing hosts and commentators with respect thereto. MOGO Group shall regularly consult with Licensor in connection with the foregoing and shall endeavor to coordinate with Licensor with respect to similar content created by Licensor for its other sports. The Parties also will consult with respect to contributions that may be made thereto by Licensor.

MOGO Group may delegate or License these functions to others, provided that MOGO Group instructs the third Persons to comply with the relevant provisions of this Supplement and remains liable to Licensor for the performance of third Persons.

7.5. Funding. As between the Parties, except as set forth in Sections 6.6 and 8.5 or otherwise set forth herein, MOGO Group is solely responsible for arranging, producing and funding all MOGO Games, other events, MOGO Content, advertising, promotion, recording, Licensing and Distribution related to the Project, including:

7.5.1. Costs of creating, manufacturing, Licensing and Distributing MOGO Content.

7.5.2. Advertising, marketing and publicity for the Project, MOGO Games and MOGO Content.

7.5.3. Reasonable prizes, awards and bonuses for each MOGO Game, consistent with custom and practice in the industry. With Licensor's mutual approval, all or a portion of prizes and awards may be in the form of scholarships.

7.5.4. Creating and maintaining MOGO Group and Project websites.

7.6. Equipment; Clothing. To the extent reasonably available, clothing or other Merchandise purchased by MOGO Group for MOGO Games shall include Team Logos.

7.7. Standard of Performance. MOGO Group shall undertake its obligations hereunder diligently and with the same degree of skill, knowledge, technology and professionalism as leading, established Esports companies, provided that the Parties acknowledge and agree that the foregoing does not pertain until MOGO secures at least $2,500,000 of funding, and until such time MOGO Group will be held to a reduced standard of adequate performance, as its obtains funding and develops its systems and capabilities.

7.8. Non-Interference and Other Sports. During the Term, MOGO Group shall not approach any Participating University except through Licensor, or with SII's prior written consent or consent by Notice. SII will not unreasonably withhold its consent to interaction regarding Esports Licensed to MOGO Group hereunder. In consultation with Licensor, during the Term, without charge to Licensor, MOGO Group will promote other sports for which Licensor provides services to AIU or Participating Universities.

8. Certain Licensor Obligations:

8.1. Seek Participating Universities. At Licensor's expense, Licensor shall endeavor to increase the number of Participating Universities and to obtain the participation of Participating University teams and Athletes in MOGO Games and promotional events arranged by MOGO Group and to obtain cooperation and support of Participating Persons with respect to the Project. Licensor is not liable if despite endeavoring to do so, it is unable to do all or any of the foregoing. The Parties acknowledge that, Licensor initially likely will focus on seeking additional Participating Universities.

8.2. Liaison. As between the Parties, except as expressly provided for herein or otherwise authorized by Licensor, at Licensor's expense, Licensor shall be the sole liaison between MOGO Group and the Project, on the one hand, and Participating Persons and Government, sports and non-profit organizations pertaining to Participating Persons, including AIU and similar organizations, including the Sports Authority of India, on the other. At Licensor's cost, during the Term, Licensor shall work with Participating Universities to promote the Project and MOGO Games.

8.3. MOGO Merchandise. SII Group shall have the right, but not the obligation, to endeavor to create or License others to create ESE Merchandise. SII Group's rights and responsibilities include all creative, manufacturing, Licensing and Distribution of ESE Merchandise. SII Group shall regularly consult with Licensor in connection with the foregoing. ESE hereby agrees to provide to SII Group images of its logos, the ESE Games and other events for use in ESE Merchandise and hereby licenses in perpetuity all such materials and any other ideas or contributions made by ESE Group or on its behalf with respect to ESE Merchandise for use in ESE Merchandise

or the advertising and promotion thereof, without compensation excepts as provided for in this Agreement. SII Group may delegate or License these functions to others, provided that SII Group instructs the third Persons to comply with the relevant provisions of this Agreement and remains liable to Licensor for the performance of third Persons.

8.4. Housing and Transportation. As between the Parties, Licensor is responsible for arranging lodging and transportation within the Territory for the participation of Athletes from Participating Universities located in the Territory in MOGO Games that occur in the Territory. Licensor Reimbursable Costs will be reimbursed as described herein. In no event shall MOGO Group be responsible for transportation, lodging or food for Licensor and/or Participating Persons. MOGO Group may pay these expenses of Licensor fails to do so.

8.5. Venues and Facilities. Licensor shall consult and coordinate with MOGO Group in selection of the venues for the MOGO Games and other events. Licensor shall diligently endeavor to cause Participating Universities to provide venues in accordance with MOGO's specifications and also to provide dedicated facilities and space with adequate internet and power for the players and teams to practice and conduct the MOGO Games and other events. Licensor's failure to achieve such objectives is not a breach of this Supplement. MOGO Group will consult with Licensor regarding the requirements for each venue. Unless and until such time as MOGO and Licensor mutually agree to modifications of the following requirements, the following are among the minimum requirements for each venue. As between the Parties, subject to Section 6.6 hereof, Licensor shall diligently endeavor to arrange for the following, including making venues ready and maintaining venues and related costs for attendance by fans and Athletes, including power, heat/air conditioning, internet/Wi-Fi access, parking, ticketing, security, insurance, concessions, VIP areas, merchandise kiosks or otherwise and for procuring compliance with the requirements thereof:

8.5.1. *Licenses:* Obtaining necessary statutory regulatory and other permissions to conduct the MOGO Games. Licensor shall ensure that each Participating University shall obtain any statutory, regulatory or other licenses and permissions required to play Esports and otherwise comply with all applicable Rules.

8.5.2. *Access to Communications.* Subject to any restrictions mutually agreed by the Parties, all player-team and coach communications during play will be streamed to MOGO Group for use in its production of the MOGO Games, MOGO Content based thereon and promotion thereof.

8.5.3. *Air Conditioning:* Where appropriate, each venue will be air conditioned, including permanent and/or temporary air conditioning where such MOGO Games and other events are to be held.

8.5.4. *Other:* The Parties will develop requirements for power, bandwidth, consoles monitors and peripherals.

8.6. Coaches. Licensor shall endeavor to cause each Participating University to provide an Esports coach for its teams, but Licensor shall not be liable it is unable to do so.

8.7. Participating Persons.

8.7.1. Licensor shall ascertain that each Athlete participating in MOGO Games is in good academic standing with the Athlete's respective Participating University.

8.7.2. As a condition of participating in the Project, unless waived by MOGO, Licensor shall cause each Participating University and each player representing a Participating University to execute a binding undertaking or contract with MOGO Group to comply with the Participant Requirements, including current health requirements.

8.7.3. Licensor shall use best efforts to cause each Participating University and University Person associated with a Participating University to enter into binding undertakings or contracts with Licensor for which MOGO Group is an intended third party beneficiary that provide that during the period such Person is a Participating Person: (i) such Person will comply with Participant Requirements of which it, he or she is informed;

or (iii) promote any sponsors in MOGO Games or otherwise in connection with the Project, unless authorized by MOGO.

8.7.4. Prior to enforcing a violation against any Participating Person, MOGO will consult with Licensor.

8.7.5. Notwithstanding anything to the contrary herein, provided the Party does not procure, encourage or contribute to a breach of Participant Requirements by a Participating Person, neither Party shall be liable for any misconduct or breach of Participant Requirements by a Participating Person. After consultation with MOGO Group, Licensor shall, for any serious infraction of the Participant Requirements, suspend or terminate the defaulting Participating Person.

8.8. Standard of Performance. Licensor shall undertake its obligations hereunder diligently and with the same degree of professionalism as it applies generally to its activities and relationship with Participating Universities, provided that the Parties acknowledge and agree that during the initial year of the Term and until the end of the Covid pandemic in India, Licensor will be held to a reduced standard of adequate performance as it obtains additional funding and develops its program with the Participating Universities.

9. Payments:

9.1. Licensor Participation. MOGO shall pay or retain amounts equal to its Gross Receipts in the following order of priority on a continuing, cumulative basis:

9.1.1. First, MOGO will retain all Gross Receipts until the amount retained by MOGO is equal to its Distribution Fee through the end of the applicable accounting period.

9.1.2. Next, MOGO will retain all further Gross Receipts until the amount retained by MOGO is equal to all Deductible Costs through the end of the applicable accounting period.

9.1.3. Next, MOGO will pay to SII an amount equal to all further Gross Receipts until the amount paid to SII is equal to all Licensor Reimbursable Costs through the end of the applicable accounting period.

9.1.4. The balance (i.e., Net Proceeds) will be allocated pro rata and pari passu to: (i) to SII, an amount equal to forty percent (40%) of Net Proceeds, and (ii) to MOGO, the balance of sixty percent (60%) of Net Proceeds, in each instance less Net Proceeds previously paid.

9.1.5. Collectively, the amounts payable to Licensor pursuant to this Section 9.1 is referred to herein as the "**Licensor Participation**").

9.2. Cross-Collateralization. Net Proceeds shall be computed and accounted for on a cross-collateralized basis for the entire Project and not separately for individual Licenses, MOGO Products, countries or otherwise. Merchandise Net Proceeds shall be computed and accounted for on a cross-collateralized basis for all MOGO Merchandise and not separately for individual products, countries or otherwise.

9.3. Merchandise Royalty. SII shall pay to MOGO or its designee a "**Merchandise Royalty**" equal to one-third (1/3) of cumulative Merchandise Net Proceeds as of the end of each accounting period, less Merchandise Royalties previously paid.

9.4. Certain Requirements. In the computation of the Licensor Participation and Merchandise Royalty: (i) no fees, costs or expenses will be deducted twice; (ii) except for variable costs pertaining directly to a MOGO Game such as variable hosting fees and commissions on sales, neither Party may deduct its technology, technology or development costs or its general overhead . All deductions shall be net of any discounts and rebates.

9.5. Accountings.

9.5.1. *Budgets:* Fees, costs and expenses deducted in the computation of Venue Costs and the Licensor Participation shall be consistent with the budgets mutually approved hereunder, subject to a contingency

of twenty percent (20%) in each category, not to exceed an overall contingency of fifteen percent (15%) in each budget. In the event the deductions exceed such contingency, the deduction of the additional amounts shall be subject to approval of the other Party, not to be unreasonably withheld. By way of illustration, it would be unreasonable to withhold approval of fees, costs or expenses that lead to an increase in the Licensor Participation, or deductions directly arising from Force Majeure, emergencies or breaches by third Persons.

9.5.2. *Licensor Reimbursable Costs:* From time-to-time Licensor shall provide to MOGO by Notice a statement of its contribution to Licensor Reimbursable Costs.

9.5.3. *Statements:* Within ninety (90) days after the conclusion of each calendar quarter of the Term and within ninety (90) days after the conclusion of each semi-annual calendar period after the Term in which the Party rendering the report has Gross Receipts, the Party making payments hereunder (*viz.,* Athlete Royalties, Licensor Reimbursable Expenses and other Licensor Participations payable by MOGO Group, and Merchandise Royalty payable by SII Group) shall deliver to the Party receiving payments hereunder via email a report setting forth in reasonable detail a computation of payments due hereunder.

9.5.4. *Content of Reports:* The reports to Licensor shall be sufficiently detailed to permit Licensor to separately compute its obligations to account to each Participating University and Athlete. The reports to Licensor also shall show revenues and costs by MOGO Game or other event that is part of the Project and by country of origin. A reasonable sum may be retained from amounts due to the Party receiving payments hereunder in one or more accounting periods to establish a reserve for retroactive charges and deferred costs. Charges incurred for one accounting period may be applied against sums derived from any preceding or subsequent accounting period to adjust the computations. Accountings may be altered to cure omissions or errors. In each instance, payments of Athlete Royalty will be separately computed and set forth for each Athlete and adjustments for Athlete Royalties shall be computed separately from computations of Net Proceeds.

9.5.5. *Payments:* From time-to-time, by Notice to MOGO, SII will designate whether particular payments shall be paid to SII, EUSAI, ESI or another Person, and will provide the appropriate wire transfer instructions for payments. Within three (3) Business Days after sending a statement, the Party sending the statement shall pay the Party entitled to receive payment by wire transfer to the account or accounts specified by recipient Party, provided if as a result of restrictions on currency transfers the paying Party is unable to transfer funds to the designated accounts without cost, delay or burden, the paying Party shall Notify the Party being paid of the country or countries to which it may make payments without cost, delay or burden and Party being paid shall designate accounts located in such countries, or instruct the paying Party to hold payment until such time as the paying Party can transfer funds, without cost, delay or burden, to accounts designated by the Party being paid. There will be no interest payable with respect to such held funds. The paying Party shall have the right to deduct and withhold all amounts, if any, required to be deducted or withheld in accordance with applicable Rules. At SII's election, MOGO Group will pay Athlete Royalties to SII, its designee, or directly to Athletes. SII shall make its election on an annual basis by Notice to MOGO. The Notice will be effective commencing January 1 of the following year.

9.5.6. *Currency for Payments:* To the extent reasonably feasible without cost, delay or burden, payments to the Party being paid shall be made in U.S. dollars. To the extent that is not feasible without cost, delay or burden, or should the Party being paid request payment in another currency, the Parties will consult regarding the currency or currencies of payment, it being agreed that if it would be costly or result in delay or burden for the Party making payments hereunder to pay the Party receiving payments hereunder in a currency other than the currency received by the Party making payments hereunder, the Party making payments hereunder may do so. To the extent feasible, all currency exchanged from one currency to another will be exchanged using major banks and favorable rates and fees. The Parties acknowledge that Gross Receipts and Merchandise Net Proceeds may include cryptocurrencies that that there may be material fees or delays in converting cryptocurrencies to fiat currencies. Neither Party will not be liable for any such costs or delays and no interest will accrue as a result thereof.

9.5.7. *Accounting Disputes.* The paying Party's computation will be final and binding on the Parties absent proof by clear and convincing evidence that the paying Party acted inconsistently or in bad faith for the purpose of reducing payments to the Party being paid. If the Parties cannot resolve any accounting disagreement within sixty (60) days after a Party sends a Notice to the other demanding a discussion for the purpose of resolving the disagreement, either Party may initiate an arbitration as provided for herein, with the prevailing party in that arbitration deemed to be the Party whose last written offer to the other Party during that sixty (60) day period is closest to the award of the arbitrator. If only one Party makes a written offer, regardless of the outcome of the arbitration, that Party will be deemed the prevailing Party.

9.6. **Certain Participations.** Licensor has advised MOGO that Licensor has obligations to account to AIU and Participating Universities for a percentage of its profits related to its collaboration with such Participating Universities. If one or more of AIU or such Participating Universities assert that the financial terms of this Supplement are not arm's length terms or otherwise entitle the AIU or any Participating University to receive a participation with respect to the Project computed on a basis that exceeds Licensor's actual receipts from MOGO under this Supplement, any additional amounts paid by Licensor to AIU and/or one or more Participating Universities as a result of a judgement, order, award or settlement of such claims is herein referred to as the "**Participation Cost**." Licensor shall regularly advise MOGO of any such disputes and the status thereof and shall fully consult with MOGO with regard to any proposed settlement that would result in a Participation Cost. Within ninety (90) days after receipt of an invoice from Licensor with respect thereto, MOGO will reimburse fifty percent (50%) of the Participation Cost. No such reimbursement shall be deducted in computing the Licensor Participation. Notwithstanding the foregoing, MOGO will not be required to contribute to the Participation Cost an amount exceeding twenty percent (20%) of the Licensor Participation paid to Licensor for the shorter of the relevant period of the dispute or the three years prior to such payment by MOGO to Licensor.

9.7. **Interest.** Any payments that are not paid in full on or before the date such payments are due under this Supplement will bear interest at the lower of (i) one-half percent (.5%) per month and (ii) the maximum rate allowed by Rule.

9.8. **Applicable Law.** If and to the extent compliance with any Indian or U.S. law delays or prevents a payment from being made, or causes a reduction of a payment computed hereunder, the Parties will cooperate to endeavor to lawfully avoid the foregoing, but if they cannot lawfully do so, compliance with such requirement is not a breach of this Agreement and will not result in there being any interest charges.

9.9. **Audit.** Each Party may, at its expense, but not more often than once in any twelve (12) consecutive months, audit the other Party's books and records of account with respect to the matters set forth on any statement at that Party's principal offices and upon reasonable Notice by a firm of certified public accountants (subject to the approval of the Party being audited, not to be unreasonably withheld) during reasonable business hours and in such manner as not to interfere with the normal business activities of the Party being audited and shall not continue for more than thirty (30) total days. A copy of the accounting report will be concurrently delivered to the audited Party and its law firm at the time delivered to the Party undertaking the audit. If the audit establishes that the paying Party underpaid the Party to be paid by more than five percent (5%) of the amount due on any statement, or Licensor overstated Licensor Reimbursable Costs by more than ten percent (10%) on any statement, the audited Party shall reimburse the Party undertaking the audit for the cost of the audit. If no resolution of any disputed audit is reached between the Parties within ninety (90) days after the commencement of negotiations, then either Party may exercise its rights to an arbitration as provided for herein.

9.10. **Incontestability.** All accountings and items contained therein shall be deemed correct, and shall be conclusive and binding upon the Party being paid upon the expiration of thirty-six (36) months from the date rendered, and the inclusion of information or items in an accounting or statement which had appeared in a previous accounting or statement shall not render any such information or item contestable or recommence the running of the period of thirty six (36) months with respect thereto.

9.11. Debtor-Creditor. Gross Receipts, Net Proceeds, Merchandise Net Proceeds, Merchandise Royalties, working capital, reserve funds, or other sums received or held by either Party or its Group are that Party's or its Group's sole and exclusive property and are not trust funds or otherwise held for the benefit of the other Party. Each Party's obligation to make payments to the other is that of a debtor only. This Agreement does not create a fiduciary relationship.

10. Term:

10.1. Basic Term. The Term of the Project will commence on September 1, 2021 and will continue until August 31, 2024, provided that: (i) if MOGO does not secure funding of at least $3,500,000 by June 30, 2022, either Party may terminate the Term by Notice to the other, effective ninety (90) days after the Notice; and (ii) if MOGO secures funding of at least $3,500,000 during the Term and prior to date on which either Party has sent a termination Notice hereunder for any reason, then either Party may send a Notice to the other Party, extending the Term to the date three (3) years after MOGO secures such $3,500,000. The Term also may be terminated by mutual agreement of the Parties or by either Party on prior Notice of thirty (30) days if the other Party breaches a material provision of this Agreement and fails to cure that breach within sixty (60) days after receipt of a cure Notice that describes the breach in reasonable detail.

10.2. Potential Extension. If MOGO secures funding of at least $3,500,000 during the Term and is not in breach of this Agreement, commencing not later than nine (9) months before expiration of the Term, the Parties will in good faith negotiate for a potential extension of the Term prior to Licensor negotiating for similar rights with third Persons.

10.3. Effect of Termination. Upon termination of the Term for any reason:

10.3.1. The License granted to MOGO Group pursuant to Section 2 will terminate, except that MOGO Group may continue to exercise its post-Term rights pursuant to, and in accordance with, Section 2 and MOGO Group will retain sole and exclusive ownership of MOGO Content and may use the foregoing as it determines, but subject to any Licensor approvals.

10.3.2. As between the Parties, Licensor retains sole and exclusive ownership of Team Logos and Name and Likeness rights in perpetuity and may use the foregoing as it determines.

10.3.3. Each Party shall continue after the Term to account to and pay the other Party any amounts payable pursuant Section 9 hereof.

10.3.4. Each Party reserves the right to seek damages from the other.

10.3.5. The following provisions of this Supplement also will survive the end of the Term, subject to any limitations specified herein regarding rights or obligations that pertain only during the Term: all defined terms herein; all provisions hereof that expressly state they will survive the end of the Term; Section 4, this Section 10.3 and Sections 11 through 23.

10.4. Other Remedies. Each Party reserves the right to seek damages from the other Party pursuant to an arbitration in accordance with this Agreement for any breach of this Agreement, regardless of whether the breach is material and regardless of whether the Term terminates or expires.

11. Certain Representations: Each Party represents and warrants to the other: that: (i) it has the right, power and authority to enter into and perform this Supplement and to consummate the transactions contemplated hereby without obtaining the consent or approval of any third Person; (ii) it has not made and will not make any commitments or granted any rights in conflict with this Supplement; (iii) neither the execution of this Supplement nor the performance of the Party's obligations under this Supplement will violate any contract, agreement or Rule to which such Party is subject; (iv) this Supplement has been duly and validly executed and delivered by that Party and constitutes a valid and binding agreement of that Party, enforceable against that Party in accordance with its

terms; and (v) any contributions made by such Party or anyone on its behalf to the Project will not violate the rights of any Person. Neither Party represents or warrants to the other that the Project will be successful.

12. Confidentiality and Public Communications: Notwithstanding the Confidentiality provisions of the Founders Agreement: (i) MOGO Group may issue press releases and otherwise advertise and publicize MOGO Products and MOGO Merchandise, provided such press releases do not include confidential information; (ii) either Party may make disclosures as appropriate to comply with investor and insurer disclosures, filing requirements, applicable Rules and court orders; and (iii) the Parties shall agree on information that may be publicly disclosed, including on and in their websites, collateral materials and press releases.

13. Law and Corrupt Practices: All activities undertaken pursuant to this Agreement shall be undertaken in compliance with and subject to all the applicable Rules of the relevant country. The Parties agree to comply with all Rules, including all anti-corruption and anti-bribery legislation applicable to the Parties. Each Party agrees that neither such Party nor any Person working on its behalf in connection with the performance of this Agreement shall make any payment or transfer anything of value, directly or indirectly to: any governmental official or employee (including employees of government-owned and government-controlled corporations and public international organizations); any political party, official of a political party, or candidate for public office; any intermediary, including agents or family members of government officials, for payment to any government official; any other Person in a corrupt or improper effort to obtain or retain business or any advantage in connection with the affairs of any Party; any business selling a competing product in order to eliminate or restrict competition, including agreements to divide the market; or any other Person.

14. Force Majeure: Except as set forth herein, if and to the extent a Party is unable, delayed or restricted in fulfilling any obligation under this Supplement by reason of Force Majeure, that Party shall be entitled to extend the time for fulfilment of such obligation by a time equal to the duration of such delay or restriction and the other Party shall not be entitled to any compensation as a result thereof. "**Force Majeure**" means an event which results in any Party being unable, delayed or restricted in fulfilling any obligation under this Supplement by reason of Rules, civil insurrection, wars, invasion, military coup, epidemic, pandemic, or Acts of God, union strikes and slowdowns, civil demonstrations and blockades, and similar events, including Covid-19. Events of Force Majeure shall not excuse MOGO from timely accounting for and paying any amounts payable hereunder or excuse any Party from its obligations with respect to indemnification or the release incorporated in this Supplement pursuant to Section 17.

15. Indemnification:

15.1. Generally. To the fullest extent permitted by the Rules, each Party (the "**Indemnifying Party**") shall indemnify and hold harmless the other Party and its respective past, present and future owners, directors, officers, partners, members, employees, agents, representatives, advisors, independent contractors and controlling Persons and their spouses (collectively, the "**Indemnified Parties**") from and against any and all claims, losses, damages or liabilities relating to any claim against that Indemnifying Party or by reason of that Indemnifying Party's breach of any representation, warranty or covenant in this Agreement, or from any other action or failure to act by that Indemnifying Party or any responsibilities of that Indemnifying Party, including all fees, costs, expenses for settlements, judgements, awards, lawyers, expert fees, court costs or otherwise arising therefrom or related thereto, as incurred in connection with investigating, preparing, pursuing, defending, settling, compromising or otherwise becoming involved in any such action, suit, dispute, inquiry, investigation or proceeding, pending or threatened (the "**Losses**"), other than Losses arising from the breach of this Agreement by the other Party and caused by the Indemnified Party, as sustained by an arbitrator's decision. Upon receipt of a request from an Indemnified Party, the Indemnifying Party shall promptly advance the foregoing amounts, as invoiced and regardless of whether the Indemnifying Party asserts the Loss arises from a breach of this Agreement by the other Party, caused by the Indemnified Party. The Indemnified Party shall have the right to select counsel of its own choosing with respect to any indemnified matter, provided that all aligned Indemnified Parties shall endeavor to select one lawyer or law firm. Notwithstanding anything to the contrary herein, without limiting the foregoing, Licensor shall indemnify and hold harmless MOGO Group and its Indemnified Parties from Losses arising

from a claim by Participating Persons that is primarily alleging an act or omission of Licensor or any Person other that MOGO. If an arbitrator later determines that payments made to an Indemnified Party were improper because that Indemnified Party caused the breach of this Agreement by the Party on whose behalf he, she or it is indemnified, then that Indemnified Party shall reimburse any payments received hereunder.

15.2. Settlements. The Indemnifying Party shall not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, suit, dispute, inquiry, investigation or proceeding arising out of or related to the Indemnified Party, unless the foregoing does not include any admission of fault by the Indemnified Party or any other Indemnified Party and further provided that such settlement, compromise, consent or termination contains a release of the Indemnified Parties reasonably satisfactory in form and substance to them.

15.3. Deductibility. Each Party may deduct all Losses not indemnified or reimbursed by Licensor, insurers or other third Persons in the computation of Net Proceeds or Merchandise Net Proceeds, as applicable.

15.4. Survival. The indemnification obligations under this Section 15 shall survive and continue in full force and effect notwithstanding the expiration or termination of the Term and are in addition to any other indemnification provided under Rule or insurance coverage.

16. Dispute Resolution:

16.1. Any dispute, controversy or claim involving, arising out of or related to the validity, interpretation, application or enforcement of this Supplement or the transactions contemplated hereby, or any breach or application hereof or tort related hereto, including as to this section's existence and the validity, termination, scope or enforceability of this agreement to arbitrate shall be submitted to binding arbitration before the American Arbitration Association ("**AAA**"), whose rules applicable to commercial disputes shall apply except as modified by this Supplement, and the provisions of the California Code of Civil Procedure for contractual arbitration, including Section 1283.05 as to discovery shall apply. Unless the Parties mutually agree otherwise in writing, the arbitration hearing shall take place in Los Angeles County, California and the Parties consent to venue therein. The arbitration shall take place before one arbitrator, who shall be a retired judge. The language of arbitration shall be English and the arbitral award shall be final and binding on the Parties. Each of the Parties irrevocably submits to the exclusive jurisdiction of such arbitration proceeding, waives any and all objections it may now or hereafter have based on the jurisdiction, venue or proceedings set forth in this Supplement and agrees that all claims in respect of such proceeding shall be heard and determined only by such arbitrator, and agrees not to bring any proceeding arising out of or relating to this Supplement in any other court or tribunal. Counsel, parties and witnesses not located in the city in which the arbitration occurs may be deposed and appear at hearings remotely by video telephony or online peer-to-peer services such as Zoom, Microsoft Teams and Skype. If there is no agreement on an arbitrator within 60 days after AAA provides a list of proposed arbitrators, then AAA shall appoint the arbitrator. The arbitrator shall comply with the provisions of this Supplement unless the parties to the arbitration consent in writing otherwise.

16.2. Service of any papers with respect to such arbitration may be effected by delivering any required papers in the manner described in this Supplement for Notices. The award of the arbitrator may be entered with any court whose jurisdiction covers the venue of the arbitration proceeding and such judgment may be enforced with the same force of law as the non-appealable judgment of a U.S. federal court and may be enforced worldwide against the parties, their guarantors and their assets. To the maximum extent permitted by applicable Rule, each Party hereby waives and covenants not to assert any defenses regarding the worldwide enforcement of a judgment hereunder, other than the defense that there has been a prior payment of the judgment, in whole or in part.

16.3. All fees and expenses of counsel to each Party shall be initially borne by such Party, but the arbitrator or court shall award the prevailing Party reasonable costs and expenses, including reasonable attorneys' fees and expert witness fees, to resolve the dispute and to enforce the final award. If any Party fails to pay its share of the fees and expenses of the arbitrator when and as due then the other Party may request upon ten (10)

days' Notice to all Parties, and the arbitrator shall enter, an award by default against the non-paying Party, unless such fees are paid within such ten-day (10-day) period. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS SECTION 16 EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

16.4. The Parties (and any other participants in the arbitration as a condition of such participation) shall maintain the confidential nature of the arbitration proceeding, except as may be necessary to prepare for or conduct the arbitration hearing, as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award, the entry of an award in any court having jurisdiction thereof, the enforcement or the award, or as required by Rule or judicial decision.

16.5. If for any reason this Section 16 shall not be sufficient or enforceable as the exclusive means of resolving any and all disputes relating to this Agreement or any rights created hereby, then all such matters shall be adjudicated exclusively by state or federal courts in California County, State of California. Each party agrees to submit to the jurisdiction of, and agrees that venue is proper in, California County for any such legal action or proceeding.

16.6. Notwithstanding the foregoing, actions by a Party for permitted injunctive or other permitted equitable relief may be undertaken in a court of appropriate jurisdiction.

16.7. Notwithstanding anything to the contrary herein, if there is a Dispute and there are claims made against EUSAI or ESI, SII or MOGO (but not EUSAI or ESI) may elect to commence proceedings in Delhi as set forth in this Section 16, in lieu of commencing the foregoing arbitration. EUSAI and ESI waive any equivalent right. In such an event, unless both SII and MOGO intentionally and in writing consent otherwise in such arbitration, the arbitration proceeding shall pertain only to the specific matters raised in the complaint pertaining to EUSAI and/or ESI and any defenses with respect thereto (the "**Dispute**").

16.7.1. The Dispute shall be referred to and finally resolved by binding arbitration in accordance with the Rules of the Delhi International Arbitration Centre ("**DIAC**") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat and venue of the arbitration shall be Delhi. The arbitral tribunal will consist of three (3) arbitrators. SII shall appoint one (1) arbitrator, MOGO will appoint one (1) arbitrator. Those arbitrators shall jointly nominate the third arbitrator, who shall act as the presiding arbitrator. The language of the arbitration shall be English. Any award by the arbitral tribunal shall be made in writing and shall be final and binding on the Parties. The Parties undertake to carry out and comply with such award without delay and in accordance with applicable Rule. The arbitral tribunal shall also decide on the costs of the arbitration proceedings.

16.7.2. If SII or MOGO makes such election, subject to the foregoing provisions in relation to arbitration, the Courts in Delhi shall have exclusive jurisdiction over any matters pertaining to the Dispute that require judicial intervention in accordance with the applicable rules of the DIAC or applicable Rule in Delhi.

16.8. When any Dispute is under arbitration, except for the matters under Dispute, the Parties shall continue to exercise their remaining respective rights and fulfil their remaining respective obligations under this Supplement to the extent such rights and obligations are not affected in any manner by the matters under Dispute.

16.9. If there is any conflict between the Founders Agreement and this Section 16, this Section 16 will control.

17. Incorporation: Sections 10 (Liability and Release), 11 (Law and Corrupt Practices) and 13 (General Provisions) of the Founders Agreement are hereby incorporated into this Supplement as though set forth herein in full, provided each reference in the Founders Agreement to "Agreement" or to "Parties" when used in this Supplement means this Supplement and the Parties to this Supplement.

18. Clarification Regarding Groups: The Parties intend that any performance of services in India will be undertaken by companies incorporated in India and not by SII or MOGO. Each Party may enter into such agreements as may be required or appropriate with its current or future subsidiaries to implement the foregoing.

19. Authority; Subsidiaries: All decisions hereunder for Licensor shall be provided by a Responsible Officer of SII which will bind Licensor. All decision for MOGO Group shall be provided by a Responsible Officer of MOGO which will bind MOGO Group. Each Party shall take all actions necessary to cause its subsidiaries to do all things and perform all acts and avoid all omissions that are contrary to the obligations imposed on the Parties to this Agreement. To the extent necessary or appropriate, subsidiaries shall enter into agreements with the Parties to effectuate the foregoing.

20. Limitation of Liability: EXCEPT ONLY AS TO INDEMNIFICATION REGARDING LOSSES PAID TO UNRELATED THIRD PERSONS, OR A BREACH BY ONE PARTY OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, WITH RESPECT TO THE TERM, IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER FOR: (1) ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, OR (2) LOSS OF OPPORTUNITY, MARKET POTENTIAL, OR GOODWILL ON ANY THEORY (CONTRACT, TORT, FROM THIRD-PARTY CLAIMS OR OTHERWISE). No shareholder, partner, member, manager, director, officer, representative, attorney, affiliate, associate, employee or agent of a Party has any financial or other responsibility for any current, future, fixed, contingent or other liability or obligation of that Party (whether on a theory of alter ego, piercing the corporate veil, or otherwise).

21. No Injunction: During the Term, Each Party waives the right to injunctive relief. In the event of any breach of this Agreement or any portion hereof pertaining to the Term, each Party's sole remedy shall be an action at law for damages actually suffered; during the Term, in no event shall a Party have the right to exemplary damages or to injunctive or other equitable relief or to enjoin or restrain or otherwise interfere with the production, marketing, or Distribution of any products of either Party.

22. Entire Agreement: This Supplement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous agreements, dealings, negotiations, promises, representations and communications regarding its subject matter (whether written or oral), between the Parties relating to the subject matter hereof, other than the other agreements referenced herein. There are no representations, warranties or other agreements between the Parties (whether express or implied) in connection with the subject matter of this Supplement, except as specifically set forth herein or in the Founders Agreement. This Supplement may not be modified, amended or waived, except by a writing executed by the Responsible Officers for all Parties, provided that if a Responsible Officer for SII executes any modification, amendment or waiver, such modification, amendment or waiver shall be binding on Licensor notwithstanding that a Responsible Officer for EUSAI, and/or ESI does not also do so.

23. Counterparts: This Supplement may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on both Parties. Electronic transmission of documents in portable document format (PDF) shall be acceptable as if original signatures had been exchanged. Execution by DocuSign is disfavored.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed and entered into this Supplement by their duly authorized representatives as of the date first written above.

<table>
<tr>
<td>EliteUniversal Sports Alliance India Private Limited:
By: SunnyB
____
Name: Sunny Bhandarkar
Title: Chief Executive Officer

Responsible Officers: Richard Whelan, Sunny Bhandarkar

Email: Rich@efli.com
isunnybhandarkar@gmail.com

Copies: kspivak@SMImanagement.com;
dpross@mogorsports.com

Flat No. 24, SN. 43/5, Warje Malwadi, BI-A, Nr. Ganesh Matha Mandir, Pune, Maharashtra, India, 411029; Attention: Sunny Bhandarkar</td>
<td>ESI Sports India Private Limited:
By: SunnyB
____
Name: Sunny Bhandarkar
Title: Chief Executive Officer

Responsible Officers: Richard Whelan, Sunny Bhandarkar

Email: Rich@efli.com
isunnybhandarkar@gmail.com

Copies: kspivak@SMImanagement.com;
dpross@mogorsports.com

Flat No. 24, SN. 43/5, Warje Malwadi, BI-A, Nr. Ganesh Matha Mandir, Pune, Maharashtra, India, 411029: Attention: Sunny Bhandarkar</td>
</tr>
<tr>
<td>Sports Industry of India Inc.:
By: R. C. Whelan
____
Name: Richard Whelan
Title: Chief Executive Officer

Responsible Officer: Richard Whelan

Email: Rich@efli.com

Copies: kspivak@SMImanagement.com;
dpross@efli.com

616 S. El Camino Real, Suite H, San Clemente, CA 92672</td>
<td>Mobile Global Esports Inc.:
By: _______________________________
Name: David Pross
Title: CEO

Responsible Officer: David Pross

Email: dpross@mogoesports.com

Copies: kspivak@SMImanagement.com;
richardcwhelan@gmail.com

616 S. El Camino Real, Suite H, San Clemente, CA 92672</td>
</tr>
</table>